Exhibit 10.1

RETENTION BONUS AND SEVERANCE AGREEMENT

This Retention Bonus and Severance Agreement (this “Agreement”) is entered into by and between GeoMet, Inc., a Delaware corporation (the “Company”), and Tony Oviedo (“Employee”) to be effective on September 1, 2014 (the “Effective Date”). The Company and Employee are sometimes referred to collectively in this Agreement as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Employee is employed by the Company as its Senior Vice President, Chief Financial Officer and Chief Accounting Officer on an at-will basis;

WHEREAS, the Company previously sold substantially all of its assets;

WHEREAS, the Board of Directors of the Company (the “Board”) currently anticipates that the Company will enter into either a business combination/merger or a dissolution and distribution of its remaining assets in accordance with applicable law;

WHEREAS, the Board recognizes that the possibility or occurrence of such an event at an unspecified time in the future may result in significant distractions to Employee because of the uncertainties inherent in such a situation; and

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to ensure Employee’s continued dedication and efforts without undue concern for his personal financial and job security; and

NOW, THEREFORE, as an incentive to Employee to remain in the service of the Company, and in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Definitions. Any capitalized term(s) not defined in this Paragraph 1 shall have the meaning ascribed to such term(s) in this Agreement.

(a)                                 “Base Salary” means $12,500.00 semi-monthly, as such amount may be adjusted by mutual agreement of the Parties.

(b)                                 “Cause” means a finding by the Company of acts or omissions of Employee (whether occurring before or during the Term) constituting, in the Company’s reasonable judgment, any of the following: (i) a breach of duty involving fraud, dishonesty (other than inadvertent acts or omissions), disloyalty, or a conflict of interest; (ii) a material violation of Employee’s obligations under any written agreement between Employee and the Company, or at law; (iii) a material violation of, or failure to enforce, the policies and procedures of the Company including without limitation the Code of Business Conduct and Ethics and operational and other personnel policies; (iv) a material failure to comply with the lawful directives of the Board or the officer to whom Employee reports; (v) conduct that is materially detrimental to the Company or reflects unfavorably on the Company or Employee to such an extent that the Company’s best interests reasonably require the termination of Employee’s employment; (vi) the failure to cooperate with any investigation or inquiry authorized by the Company or conducted by a governmental authority related to the Company’s business or Employee’s conduct related to the Company’s business; (vii) the conviction of, or entry of a plea agreement or similar arrangement with respect to, a felony or other serious criminal offense; (viii) the entry of a consent decree or similar arrangement with respect to any material violation of federal or state securities laws; (ix) gross negligence in the performance of, or material failure to diligently perform, Employee’s assigned duties; or (x) Employee’s inability to substantially perform his assigned duties for any reason for at least 30 calendar days.

(c)                                  “Code Section 409A” means Section 409A of the Internal Revenue Code and the regulations and guidance thereunder.

(d)                                 “Employee Charges” means any amounts Employee owes to the Company for advances, overpayments, and any other charges due from Employee to the Company, including without limitation charges for personal telephone calls or travel expenses, travel advances, personal courier and postal charges, personal copying charges, personal charges on any company credit card issued to Employee, excess paid leave time taken, and other charges that may arise out of the application of the Company’s policies or otherwise.

(e)                                  “Good Reason” means the existence of one or more of the following conditions arising after the Effective Date without the consent of Executive, as determined in a manner consistent with Treasury Regulation § 1.409A-1(n)(2)(ii): (i) a material reduction in Executive’s Base Salary or (ii) a permanent relocation of Executive’s principal place of employment to a location that is more than 25 miles from the location where he performed services for the Company immediately prior to the relocation, provided such relocation is a material change in geographic location at which Executive must provide services for purposes of Code Section 409A and the regulations thereunder.

(f)                                   “Qualifying Termination” means the termination of Employee’s employment (i) by the Company without Cause or (ii) by Employee for Good Reason. For purposes of clarification only, a termination of Employee’s employment by Employer for Cause, by Employee without Good Reason, or by reason of Employee’s death is not a Qualifying Termination. To exercise his right to terminate employment for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 15 days of the initial existence of the Good Reason condition(s), and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have 30 days to remedy the Good Reason condition(s). If not remedied within that 30-day period, Employee may submit a written notice of termination to the Company; provided that the notice of termination invoking Employee’s right to terminate employment for Good Reason must be given no later than 10 days after the end of such 30-day remedy period. If Employee does not either timely (i) provide written notice of his belief that Good Reason exists or (ii) submit the notice of termination, then Employee is deemed to have consented to the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(g)                                  “Release” means the General Release Agreement substantially in the form attached as Exhibit A, which is incorporated herein by this reference.

(h)                                 “Retention Bonus” means $120,000.00.

(i)                                     “Separation from Service” means separation from service (within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder) with the group of companies that includes the Company and each of its “409A Affiliates.” For this purpose, “409A Affiliate” means any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Code Section 414(b) or Code Section 414(c), but (i) in applying Code Section 1563(a)(1), (2), and (3) for the purposes of determining a controlled group of corporations under Code Section 414(b), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Code Section 1563(a)(1), (2), and (3), and (ii) in applying Treasury Regulation Section 1.414(c)-2 for the purposes of determining trades or businesses (whether or not incorporated) that are under common control for the purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2.

(j)                                    “Severance Pay” means an amount, if any, equivalent to Employee’s Base Salary as of the effective date of the Qualifying Termination for the period from the effective date of the Qualifying Termination through the last day of the Term.

2.                                      Retention Bonus.

(a)                                 The Company shall pay Employee the Retention Bonus if (i) Employee remains continuously employed by the Company from the Effective Date through the last day of the Term and is actively employed by the Company in good standing on the last day of the Term; or (ii) Employee experiences a Qualifying Termination before the last day of the Term, provided that to be eligible to receive the Retention Bonus, Employee must sign and timely return the Release to the Company and not revoke his acceptance of the Release.

(b)                                 The Retention Bonus shall be paid to Employee in a lump sum by check mailed to Employee’s last address on record with the Company no later than five business days after the Release has become effective and enforceable.

3.                                      Severance Pay.

(a)                                 The Company shall pay Employee the Severance Pay, if any, if Employee experiences a Qualifying Termination before the last day of the Term, provided that to be eligible to receive the Severance Pay, Employee must sign and timely return the Release to the Company and not revoke his acceptance of the Release.

(b)                                 The Severance Pay shall be paid to Employee in a lump sum by check mailed to Employee’s last address on record with the Company no later than five business days after the Release has become effective and enforceable.

4.                                      Vacation.  Employee will accrue five weeks’ paid leave time (“Vacation”) during the Term. Employee shall accurately report any Vacation used. If the Employee experiences a Qualifying Termination on or before the last day of the Term, the Company will pay to Employee the amount of any unused Vacation.

5.                                      Term.  This Agreement shall begin on the Effective Date and automatically terminate on August 31, 2015 or such later date as may be agreed upon by the Parties in writing and approved in writing by Board (the “Term”), provided that if Employee has become entitled to payment of the Retention Bonus or Severance Pay on or before the last day of the Term and Employee timely signs and returns (or has timely signed and returned) the Release to the Company, then the Company’s obligation to pay the Retention Bonus or Severance Pay shall survive termination.

6.                                      Employee Charges; Withholding and Deductions.  Employee authorizes the Company to reduce the Retention Bonus and Severance Pay, if any, by the amount of any outstanding Employee Charges, if any. With respect to the Retention Bonus and Severance Pay, if any, the Company shall deduct, where applicable, any amounts authorized by Executive (including without limitation the Employee Charges) and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

7.                                      Section 409A.

(a)                                 The payments and benefits to be provided to Employee under this Agreement are intended to be exempt from Code Section 409A, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code Section 409A, and this Agreement shall be administered and interpreted in a matter consistent with such intent. In particular, the Severance Pay and Retention Bonus are intended to constitute short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4) and/or severance pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the Parties agree that such provision shall be reformed to the extent permissible under Code Section 409A to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable tax result to Employee. Notwithstanding the preceding, no persons connected with this Agreement in any capacity, including but not limited to the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including but not limited to, federal, state, and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to Employee.

(b)                                 Notwithstanding any provision in this Agreement to the contrary, if (A) Employee is a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (B) any payment due under this Agreement is deferred compensation subject to Code Section 409A and is required to be delayed under Code Section 409A because Employee is a specified employee, that payment shall be payable on the earlier of (X) the first business day that is six months after Employee’s Separation from Service, (Y) the date of Employee’s death, or (Z) the date that otherwise complies with the requirements of Code Section 409A. This section shall be applied by accumulating all payments that otherwise would have been paid within six months of Employee’s Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Company may establish procedures as it deems appropriate in accordance with Code Section 409A. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement will be considered a separate payment and Employee’s entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. Further, in the event that any payment due under this Agreement is deferred compensation subject to Code Section 409A and is conditioned on the execution of the Release within a specified period that may result in payment during a period that begins in one taxable year and ends in the following taxable year, any amounts payable to Employee during the first taxable year which are subject to the execution of the Release shall be paid on the first day of the second taxable year.

8.                                      No Contract of Employment.  Other than with respect to Paragraph 4 concerning Vacation, this Agreement does not, and shall not be deemed to, enlarge or otherwise affect the terms and conditions of Employee’s employment. Specifically, nothing in this Agreement alters the at-will nature of the employment relationship between Employee and the Company, and either Employee or the Company may terminate the employment relationship as freely and with the same effect as if this Agreement had not been entered into.

9.                                      Entire Agreement.  This Agreement constitutes the entire agreement of the Parties concerning the payment of any bonus or severance pay and with respect to paid leave, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect to such matters. Employee acknowledges and agrees that the Company has not made any promise or representation to him concerning the subject matter of this Agreement that is not expressed herein, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company that is not reflected herein.

10.                               Governing Law; Venue; Jury-Trial Waiver; Modifications. The Parties (i) agree that this Agreement is governed by and shall be construed and enforced in accordance with Texas law, excluding its choice-of-law principles, except where federal law may preempt the application of state law; (ii) agree to submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Harris County, Texas (or the county where the Company’s principal executive offices are located if different) for any action or proceeding relating to this Agreement or Employee’s employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding; and (vi) agree that this Agreement can be modified only in a writing signed by Employee and by the Chair of the Board of Directors of the Company (or his designee).

[Signature Page Follows]

AGREED:

COMPANY		EMPLOYEE

By:	/s/ Michael Y. McGovern	By:	/s/ Tony Oviedo
	Name: Michael Y. McGovern		Name: Tony Oviedo
Title: Chair of the Board

Date Signed:	August 25, 2014	Date Signed:	August 25, 2014

EXHIBIT A

GENERAL RELEASE AGREEMENT

1.                                      General Release.

(a)                                 In consideration of the payment of the Retention Bonus or Severance Pay (the “Payment”), as applicable, as provided for in the Agreement, Employee voluntarily, completely, and unconditionally releases, waives, and forever discharges to the maximum extent permitted by law the Released Parties (defined below) from any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether vicarious, derivative, or direct, and whether known or unknown (individually a “Claim” and collectively the “Claims”), that Employee now may have or ever have had against any of the Released Parties.

(b)                                 The Claims released and waived by this Release include without limitation any and all Claims (including for attorneys’ fees) (i) growing out of, resulting from, or connected in any way with Employee’s employment or the employment practices of the Company; (ii) for any bonus, severance pay, or other incentive or extra compensation; (iii) based on the common law or any federal, state, or local statutory or constitutional provision that applies or is asserted to apply, directly or indirectly, to Employee’s employment, such as Claims based on contract or in tort (including for fraudulent inducement) or under any employment discrimination or fair employment practices statute, including but not limited to the Age Discrimination in Employment Act (“ADEA”); and (iv) based on any other act, conduct, or omission of any of the Released Parties.

(c)                                  Employee acknowledges and agrees that Employee forever waives any right to recover, and will not request or accept, anything of value from any of the Released Parties as compensation or damages growing out of, resulting from, or connected in any way with Employee’s employment, the employment practices of the Company or with any other act, conduct, or omission of any of the Released Parties, other than the Payment, whether sought directly by Employee or by any administrative agency or other public authority, individual, or group of individuals on Employee’s behalf.

(d)                                 This Paragraph 1 does not waive or release the right to receive the Payment, any remaining rights that Employee may have under the Agreement, any Claims under the ADEA that arise after the date Employee signs this Release, or any rights, Claims, or relief that cannot by law be released.

(e)                                  The “Released Parties” are (i) the Company; (ii) any parent, subsidiary, affiliate, predecessor, successor, or assign of the entities named or described in clauses (i) to (ii); and (iii) any current or former officer, director, partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, administrator, investment advisor, employee benefit plan sponsored or maintained by, insurer, or attorney of or for any of the entities and persons named or described in clauses (i)-(iii) and in any capacity.

(f)                                   The Parties agree and acknowledge that nothing in this Release precludes Employee from (i) from filing a charge or complaint with, providing information to, or cooperating with an investigation being conducted by, a government agency (such as the Equal Employment Opportunity Commission) or (ii) giving truthful testimony under oath in any legal

EXHIBIT A TO RETENTION BONUS AND SEVERANCE PAY AGREEMENT

1

proceeding or making truthful statements or disclosures that are required by law or valid legal process.

2.                                      Time for Acceptance; Right to Revoke Acceptance; Effective Date of Release.  Employee can accept this Release by signing it without change and returning it to the Chair of the Board (or his designee) as follows:

(a)                                 With respect to the Retention Bonus, on or before the close of business on the 21st/45th day after the last day of the Term or the effective date of the Qualifying Termination, as applicable;

(b)                                 With respect to the Severance Pay, on or before the close of business on the 21st/45th day after the effective date of the Qualifying Termination.

Employee can revoke his acceptance of this Release by so notifying the Chair of the Board (or his designee) in writing within seven days after he signs and returns this Release, but if he does so, this Release will not become effective and enforceable and Employee will not be eligible for and will not receive the Payment. If Employee does not timely revoke his acceptance, this Release will become effective and enforceable on the eighth day after he signs and returns it.

3.                                      Acknowledgements.  By signing this Release, Employee acknowledges that (a) he is advised by this paragraph to consult an attorney concerning the meaning and effect of this Release; (b) he has had sufficient time, and at least 21/45 days at his option, to consider this Release and to consult an attorney if he so wished to do so; (c) he has read this Release and fully understands the meaning and effect of signing it; (d) his execution of this Release thus is knowing and voluntary; (e) he is not relying on any written or oral statement or promise from the Released Parties that are not set out in the Agreement or this Release; (f) pursuant to this Release he is receiving consideration in addition to anything of value to which he otherwise is or would be entitled to receive; (g) he has not made any modifications to the Release as it was originally presented to him or that have not been approved by the Company in writing (including Company-made or accepted revisions to this Release); and (h) any modifications to the Release, whether material or immaterial, that are made or approved by the Company after it was originally presented to him do not extend the period of time for him to consider and accept this Release.

AGREED:

EMPLOYEE

By:
Tony Oviedo

Date Signed:

2